Exhibit 14.2

                           AMWEST IMAGING INCORPORATED
                       CODE OF BUSINESS CONDUCT AND ETHICS

This booklet is being distributed annually to Amwest Imaging Incorporated directors, officers and employees around the country. If you have questions or need guidance or additional copies, please contact the corporate office at 815 John St. Suite 150, Evansville, IN or via telephone at (812) 250-4210.

To: All directors, officers and employees of Amwest Imaging Incorporated. and our subsidiaries and affiliates

Re: A Message from Jason Gerteisen

Amwest Imaging Incorporated ("Amwest") is committed to operating with honesty, fairness and integrity. This Code of Business Conduct and Ethics (the "Code") is your guide for achieving each of these objectives. This Code contains the standards and ethical principles necessary to assist us in making the right decisions when faced with ethical issues. These standards and principles reflect our company's excellent reputation as an ethical and law-abiding corporate citizen. Maintaining an excellent reputation will enable us to attract and retain customers, improve our competitive position and enhance stockholder value for years to come.

Because the Code cannot address every possible ethical situation, particularly in a rapidly changing environment, we have included in the Code various phone numbers you can call to seek assistance and/or discuss concerns regarding the Code.

The image and reputation of every organization is determined by the example established by its people. Amwest is proud of its image and intends to continue to maintain its high standards.

Sincerely,


Jason Gerteisen
Chairman of the Board and
President

INTRODUCTION

Amwest Imaging Incorporated ("Amwest") is committed to maximizing the value of our stockholders' investment in Amwest, while conducting our business in a manner that is socially responsible and in compliance with the laws and regulations that apply to our business. Therefore, this Code of Business Conduct and Ethics (the "Code") has been adopted by our company's Board of Directors and summarizes the standards that must guide our actions. In short, these standards are designed to deter wrongdoing and promote the following: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that Amwest files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by Amwest; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting to an appropriate person or persons identified herein regarding violations of this Code; and (v) accountability for adherence to this Code. The directors, officers and employees of Amwest are responsible for their individual actions and for compliance with the policies set forth in this Code. Each director, officer and employee of Amwest is required to read and follow the Code as a condition of such person's position with Amwest. Please be advised that this Code is not an employment contract of any form and does not in any manner amend or modify the terms and conditions of your employment with Amwest.

HONEST AND ETHICAL CONDUCT

Amwest requires its directors, officers and employees to discharge each of their respective responsibilities in accordance with the law and the highest standards of business ethics. If at any time a director, officer or employee is uncertain regarding the validity or legitimacy of a proposed course of action, the application of a law or regulation, or the applicability of the policies described in this Code, such person should contact the corporate office, in the future, such telephone number, web address or other telecommunications medium that Amwest will disclose on its website for such help and information (the "Help Source").

REPORTING PROCEDURES

     OBLIGATION TO REPORT - If any director, officer or employee believes that actions have taken place, may be taking place, or are about to take place, that violate or would violate the Code, such person is obligated to report the matter to the Company or, if available, the Help Source. Each of us is encouraged to consult with a supervisor, human resources representative, company lawyer, financial controller, manager or other employee you trust regarding questions relating to this Code.

     NO RETALIATION - Amwest will keep the identity of the director, officer or employee making the report confidential. If a director, officer or employee reports in good faith a suspected violation of this Code, the individual making the report or providing information regarding the same will not be subject to discipline or other retaliatory action for doing so. Any director, officer or employee of Amwest who engages in retaliatory actions will be subject to disciplinary action, including the possibility of termination.

     CONSEQUENCES FOR VIOLATION - Any person in violation of this Code will be subject to discipline, including possible termination. Additionally, Amwest may have a legal obligation to bring violations of the Code to the attention of appropriate enforcement authorities (as some violations are also violations of the law). In such cases, civil or criminal penalties may also be imposed.

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
FAIR DEALING

The directors, officers and employees of Amwest must endeavor to deal fairly and in good faith with fellow directors, officers, employees, customers, suppliers, competitors, visitors, neighbors in the communities in which we operate and any others with whom we come in contact as representatives of Amwest. The directors, officers and employees of Amwest must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, intentional misrepresentations of facts, fraudulent behavior or any other unfair practice.

COMPLIANCE WITH LAWS, RULES, AND REGULATIONS

Amwest takes a proactive stance on compliance with applicable laws, rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies. Accordingly, Amwest requires its directors, officers and employees to comply with applicable laws, rules and regulations, including insider trading and antitrust laws, each of which are discussed elsewhere in this Code. Amwest also requires its directors, officers and employees to comply with the following:

     PROHIBITION ON FRAUD - Amwest strictly prohibits any fraudulent activity, including any act that constitutes cheating, stealing, deceiving or lying. The directors, officers and employees of Amwest must act in good faith, responsibly, with due care, competence and diligence, without intentionally representing facts or allowing independent judgment to be subordinated.

     EQUAL OPPORTUNITY - It is the policy of Amwest to operate under sound and legal personnel policies. Amwest objective is to be equitable and fair in the treatment of all directors, officers and employees in all situations. This includes, but is not limited to, the following: (i) the selection and placement of any individual is based on that individual's qualifications, without regard to race, religion, national origin, sex, age or disability; and (ii) compensating individuals in accordance with an his or her contribution to Amwest, without regard to race, religion, national origin, sex, age or disability.

     HARASSMENT-FREE WORKPLACE - The directors, officers and employees of Amwest must maintain an environment that is free of any form of discrimination or harassment. All employment-related decisions must be based on the needs of the business, individual qualifications, ability, contribution and demonstrated performance.

     CONFIDENTIAL INFORMATION REGARDING DIRECTORS, OFFICERS AND EMPLOYEES - In conducting business, it is necessary to collect, maintain and use personal information about directors, officers and employees. Only job-related information and personal information related to business, benefits and legal purposes will be collected and maintained. This information will be maintained on a strictly confidential basis. The use or disclosure of any of this information is limited to required business or legal purposes.

GIFTS AND BRIBES

It is contrary to Amwest policy and the laws of the United States to offer, solicit, give or accept bribes or kickbacks, or transfer or receive money or anything of value which could improperly influence one's conduct. Punishment is particularly severe for improper payments involving government officials in the United States or abroad. However, occasional business meals, social events or souvenirs of nominal value may be appropriate if reasonably limited in cost and frequency. Specific rules and prohibitions apply to business conducted with government agencies. Special care must be taken to understand and comply with these rules. Do not hesitate to contact the Company or, if available, the Help Source if you have a question or encounter a troubling situation.

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
CONFLICTS OF INTEREST

The directors, officers and employees of Amwest have a duty of loyalty to Amwest and must act in the best interests of Amwest. Therefore, directors, officers and employees shall not engage in activities that give rise to a conflict of interest or even the appearance of a conflict of interest, without the approval of the General Counsel. A "conflict of interest" exists when a director's, officer's or employees private interest would reasonably be expected to interfere, or even appear to interfere, with the interests of Amwest as a whole. In dealing with customers, suppliers, rivals or competitors, we must not engage in activities that may make it difficult to perform our work objectively and effectively or, directly or indirectly, cast doubt or create even the appearance that we cannot act with complete objectivity.

Conflicts of interest may include, but are not limited to, the following:

     1) Receiving improper personal benefits for an individual or such individual's family as a result of one's position at Amwest

     2) Holding an ownership interest (other than a nominal amount of stock in a publicly-traded company) in any supplier, customer or competitor of Amwest

     3) Loaning money to, or borrowing money from, individuals or concerns that do business with or compete with Amwest, except transactions with banks or other financial institutions in accordance with normal business practices

     4) Engaging in any outside business activity that is competitive with Amwest business

     5) Receiving any gifts, gratuities, or excessive entertainment fees or payment from any party with which Amwest does business with

     6) Amwest has business dealings, except for commonly distributed items of nominal value that conform to customary industry practices. Any gifts that are not of nominal value must be returned immediately and reported to a supervisor. If an immediate return is not practical, the item or items should be given to Amwest for charitable disposition

     7) Accepting outside employment that adversely affects one's work for Amwest;

     8) Serving on a board of directors of any customer, supplier or competitor of Amwest, unless such service has been disclosed and approved by the Amwest Board of Directors;

     9) Using for personal gain or for the benefit of others, confidential information obtained during one's affiliation with Amwest.

The directors, officers and employees of Amwest are encouraged to discuss with the Company any questions regarding a transaction or relationship that could reasonably be expected to give rise to a conflict. The directors, officers and employees of Amwest must fully disclose the nature of any proposed conduct or transaction that involves or could involve a conflict of interest and obtain approval before any action is undertaken. It is the responsibility of each director, officer and employee of Amwest to disclose to the Company all personal interests or circumstances that might constitute a conflict of interest as soon as the circumstances arise. Some conflicts of interest may arise innocently because of circumstances alone, without deliberate action on the part of an individual. If one finds himself or herself in such a position, such person must immediately notify the Company for guidance.

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
PROTECTION AND PROPER USE OF COMPANY ASSETS

The assets of Amwest, such as information, materials, supplies, time, intellectual property, software, hardware and facilities, among other property, are valuable resources owned, licensed, or otherwise belonging to Amwest. The directors, officers and employees of Amwest are responsible for safeguarding the company assets. The assets of Amwest must only be used for legitimate business purposes. The personal use of company assets without permission is prohibited. A director, officer or employee that becomes aware of the theft or misuse of company assets must report the matter to the Company or, if available, the Help Source.

Amwest realizes that sometimes the line between personal and company benefit is difficult to determine. The only prudent course of conduct is to ensure that any use of Amwest property or services that is not solely for the benefit of Amwest is approved beforehand by the Board of Directors.

CORPORATE OPPORTUNITIES

The directors, officers and employees of Amwest owe a duty to Amwest to advance the company's interests when the opportunity arises. Accordingly, no director, officer or employee may: (i) take for himself or herself opportunities that are discovered through the use of corporate property or information or such person's position; (ii) use corporate property, information or such person's position for personal gain; or (iii) compete, directly or indirectly, with Amwest.

INTELLECTUAL PROPERTY

Amwest intellectual property includes inventions, improvements, ideas, information, software, models and programs, together with the related materials, documentation, patents, trademarks, copyrights and other rights that accompany them. Amwest intellectual property rights are extremely valuable to the company. While Amwest sometimes allows others to purchase or use its intellectual property through formal agreements, the directors, officers and employees of Amwest must recognize and report the unauthorized use of our business assets by other.

It is also the policy of Amwest to respect the intellectual property of others. Amwest prohibits the infringement of patents, copyrights, trademarks, computer software, protected writings, products or processes and similar business property rights of others. We do not copy or use the intellectual property of others without proper prior written authorization.

CONFIDENTIALITY

The directors, officers and employees of Amwest must maintain the confidentiality of information entrusted to them by Amwest, its business partners, suppliers, customers or others related to Amwest business except when disclosure is authorized or legally mandated. Confidential information is information that is not generally known to the public or our competitors. The directors, officers and employees of Amwest must not use confidential information acquired in the course of business for personal advantage.

POLITICAL ACTIVITIES AND CONTRIBUTIONS

Amwest prohibits its directors, officers and employees from using their time at work for political activities. Any director, officer or employee of Amwest that has any questions about what is proper should consult with the Company before engaging in any activity that could be construed as involving Amwest in any political activity, including any monetary contributions at the federal, state or local level or in any foreign countries. The directors, officers and employees of Amwest must distinguish their personal views from those of Amwest unless specifically authorized by Amwest to speak on Amwest behalf.

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
ACCOUNTING PRACTICES

It is the policy of Amwest to fully and fairly disclose the financial condition of the company in compliance with applicable accounting principles, laws, rules and regulations. The books and records of Amwest must be kept in such a way as to fully and fairly reflect all company transactions. It is also the policy of Amwest to cooperate fully with the internal and external auditors and to disclose to them all required information on a timely, complete and accurate basis so that they can ensure compliance with these principles.

ANTITRUST AND FAIR TRADE

Governments have established antitrust and fair trade laws to protect and promote competition. The most serious infractions usually involve collusion among competitors. In some countries, violations of these laws can result in criminal penalties. Whenever legitimate contact with competitors is contemplated, you should seek advice from the Company before proceeding.

Amwest prohibits directors, officers and employees from working with competitors to fix prices or to allocate markets or customers. Amwest also prohibits attempts to control the prices at which Amwest distributors or other customers resell Amwest products or services, or to agree with another person or business not to do business with a third party. The best approach is to limit contact with competitors and, when contact is necessary, to avoid discussions about prices or any of the prohibited activities listed here.

PUBLIC DISCLOSURE, INSIDE INFORMATION AND COMPANY STOCK TRADING

Amwest stock is publicly traded on the NASDAQ.OB. Therefore, there are specific rules regarding trading and the disclosure of information, which must be observed by all directors, officers and employees. The directors, officers and employees of Amwest must strive to ensure full, fair, accurate, timely and understandable disclosure in reports that we file with the SEC and in other public communications.

Applicable law also regulates the manner in which the directors, officers and employees of Amwest use and disclose inside information, which primarily includes any material information about Amwest that could affect the market price and investor decisions about our stock. Certain individuals will have access to inside information about Amwest, including financial performance, negotiations about acquisitions or divestitures or major R&D and the like. Such inside information must be held in strict confidence, except when we are authorized or otherwise legally obligated to disclose the information.

Amwest has in place a policy on insider trading which has been circulated to all directors, officers, and employees. Strict adherence to that policy is required.

CONCLUSION

This Code cannot and is not intended to cover every applicable law or provide answers to all the questions that may arise. The Code is intended to alert our directors, officers and employees to potential problem situations and provide a better understanding of what is expected of us in our business conduct. If you have any questions about the principles covered in this Code, please contact the General Counsel.

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